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                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS

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In re:                                Chapter 11

AEROVOX INCORPORATED                  Case No. 01-14680 (JNF)

Debtor.


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              ORDER PURSUANT TO SECTIONS 105(a), 363 AND 365 OF THE
              BANKRUPTCY CODE (i) AUTHORIZING THE DEBTOR'S SALE OF
          CERTAIN ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND INTERESTS;
          (ii) APPROVING THE TERMS AND CONDITIONS OF AN ASSET PURCHASE
                 AGREEMENT WITH NUEVA GENERACION MANUFACTURAS;
           AND (iii) AUTHORIZING THE CONSUMMATION OF THE TRANSACTIONS
                             CONTEMPLATED IN THE ASSET PURCHASE AGREEMENT (NUEVA
                            GENERACION MANUFACTURAS)

       A hearing having been held on June 4, 2002 (the "Sale Hearing"), to consider the motion ("Sale Motion") of Aerovox Incorporated, the above captioned debtor and debtor in possession (the "Debtor") for entry of an order approving the sale to Nueva Generacion Manufacturas (the "Buyer") of certain assets ("Assets") of the Debtor and Aerovox de Mexico specified in the Agreement Regarding Purchase of Certain Assets from Aerovox Incorporated and Aerovox de Mexico1 dated as of April 18, 2002 entered into among the Debtor, Aerovox de Mexico, and the Buyer (the "Asset Purchase Agreement"); The Sale Motion providing that the sale of the Assets of the Debtor shall be free and clear of all encumbrances, liens, interests, and claims pursuant to section 363 of title 11 of the United States Code (the "Bankruptcy Code"), with such encumbrances to attach to the proceeds of sale, in accordance with the terms and conditions of that certain Asset Purchase Agreement attached hereto as Exhibit A; and the Court having entered an Order, dated April 30, 2002 (the "Bid Procedures Order"), authorizing the

______________________

1 Unless otherwise defined herein, all capitalized terms herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

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Debtor to conduct, and approving the terms and conditions of, an auction (the
"Auction") to consider higher and better offers ("Competing Offers") for the Assets, establishing dates for the Auction and the hearing on the sale of the Assets (the "Sale Hearing"), and approving the procedures for the submission of Competing Offers; and the Auction having been held on June 4, 2002 upon notice given in accordance with and procedures approved in the Bid Procedures Order; and Buyer having submitted the highest and best offer for the Assets (the "Buyer's Offer"); and the Court having jurisdiction to consider the Sale Motion and the relief requested therein in accordance with 28 U.S.C. (S)(S)157(b)(2) and 1334, and consideration of the Sale Motion, the relief requested therein, and the responses thereto, if any, being a core proceeding in accordance with 28 U.S.C. (S)157(b); and the appearances of all interested parties and all responses and objections to the Sale Motion, if any, having been duly noted in the record of the Sale Hearing; and upon the record of the Sale Hearing, the Sale Motion, said responses and objections, if any; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS, DETERMINES, AND CONCLUDES THAT:

            A. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Fed. R. Bankr. Proc. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. Proc. 9014.

            B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

            C. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

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          D. Notice of the Sale Motion, the Auction and the Sale Hearing has
been given in accordance with Fed. R. Bankr. Proc. 2002 and 6004 and the Bid Procedures Order. The foregoing notice constitutes good and sufficient notice of the Sale Motion, the Auction, and the Sale Hearing, and no other or further notice of the Sale Motion, the Auction, the Sale Hearing or the entry of this Order need be given.

          E. A reasonable opportunity has been afforded any interested party to make a higher and better offer for the Assets.

          F. Emergent circumstances and sound business reasons exist for the Debtor's sale of the Assets pursuant to the Asset Purchase Agreement and this Order. Acceptance of the Buyer's Offer and entry into the Asset Purchase Agreement and consummation of the transactions contemplated thereby constitute the exercise by the Debtor of sound business judgment and such acts are in the best interests of the Debtor, its estate, and its creditors.

          G. The terms and conditions of the Buyer's Offer as set forth in the Asset Purchase Agreement represent the highest and best offer received by the Debtor for the Assets.

          H. The Purchase Price to be realized by the Debtor pursuant to the Asset Purchase Agreement is fair and reasonable.

          I. The transactions contemplated by the Asset Purchase Agreement are undertaken by the Debtor and Buyer at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are entitled to the maximum protections available to good faith purchasers provided in section 363(m) of the Bankruptcy Code.

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          J. A sale of the Assets of the Debtor other than free and clear of liens, claims, interests, and encumbrances would impact adversely on the Debtor's bankruptcy estate and would be of substantially less benefit to the estate of the Debtor.

          K. The Assets owned by the Debtor are property of the Debtor's bankruptcy estate and upon consummation of the Asset Purchase Agreement, Buyer shall have good and marketable title to all of the Assets owned by the Debtor free and clear of any and all competing claims, interests, liens, and encumbrances.

          L. The Debtor is authorized and empowered to execute and deliver documents on behalf of the Debtor's bankruptcy estate, and to perform acts on behalf of the estate to consummate and perform the Debtor's obligations to sell the Assets of the Debtor to Buyer, all without further order of the Court or notice to any entity whatsoever.

          For all of the foregoing and after due deliberation, the Court ORDERS, ADJUDGES, AND DECREES THAT, without the need for further notice or hearing:

          1. The Sale Motion, the Buyer's Offer, the Asset Purchase Agreement, and the collateral agreements and the transactions contemplated thereby are hereby approved.

          2. The Asset Purchase Agreement and collateral agreements contemplated thereby constitute valid and binding agreements of the Debtor and are enforceable against the Debtor, Aerovox de Mexico, and the Buyer in accordance with their terms.

          3. Pursuant to section 363(b) of the Bankruptcy Code, the Debtor has the power and right to sell, assign, transfer, and deliver the Assets of the Debtor to

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Buyer, and the Debtor is authorized and directed to sell the Assets of Debtor to
Buyer upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

         4. The Debtor and its officers, directors and representatives are hereby authorized, empowered, and directed to take all actions and execute all documents and instruments that the Buyer deems necessary or appropriate to implement and effectuate the transactions contemplated by the Asset Purchase Agreement. All other Persons are directed to execute, deliver, file or record, as applicable, any agreement, instrument or other document, and to take any action deemed by the Debtor and the Buyer to be necessary or appropriate to implement or otherwise effectuate the terms of this Order, the Asset Purchase Agreement and the exhibits thereto, whether or not such agreement, instrument or other document is specifically referred to in this Order, the Asset Purchase Agreement or any exhibit thereto and without the need for further order of this Court.

         5. Subject to the payment by Buyer to the Debtor pursuant to sections 363 and 365(a) of the Bankruptcy Code of the Purchase Price provided for in the Asset Purchase Agreement, Buyer shall have good and marketable title to all of the Assets owned by the Debtor free and clear of any and all competing claims, interests, liens, and encumbrances

         6. Pursuant to section 363(f) of the Bankruptcy Code, the sale of the Assets of the Debtor to Buyer shall be free and clear of all liens, claims, interests, and encumbrances. Except as expressly provided otherwise in the Asset Purchase Agreement, any and all encumbrances on the Assets of the Debtor shall be transferred, affixed, and attached to the net proceeds of the sale, with the same validity, priority, force, and effect as such encumbrances had upon the Assets of the Debtor immediately prior to the Closing; provided

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however that the foregoing shall not relieve the Buyer of those liabilities assumed under the Asset Purchase Agreement.

         7. The sale of the Assets to Buyer under the Asset Purchase Agreement will constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and applicable state law.

         8. Buyer is hereby granted the maximum protections provided to a good-faith purchaser under section 363(m) of the Bankruptcy Code.

         9. All objections and responses concerning the Sale Motion are resolved in accordance with the terms of this Order and as set forth in the record of the Sale Hearing and to the extent any such objection or response was not otherwise withdrawn, waived, or settled, they are and all reservations and rights therein, are overruled and denied.

         10. Buyer has not assumed or otherwise become obligated for any of the Seller's liabilities other than as set forth in the Asset Purchase Agreement, and Buyer has not purchased any assets of the Seller other than the Assets. Pursuant to sections 105(a) and 363 of the Bankruptcy Code, all Persons are hereby enjoined from taking any action against Buyer to recover any claim (as defined in section 101(5) of the Bankruptcy Code) which such Person has in connection with the Assets and the sales transaction contemplated in the Sale Motion, except for claims expressly assumed by Buyer under the Asset Purchase Agreement.

         11. This Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing, and the stay imposed by Bankruptcy Rule 6006(d) shall not apply to the relief approved herein.

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         12. To the extent permitted by the Asset Purchase Agreement, this Court shall retain jurisdiction to interpret and enforce the provisions of the Asset Purchase Agreement, the Bid Procedures Order, and this Order and further to hear and determine any and all disputes between the Debtor and/or the Buyer, as the case may be; provided, however that in the event the Court abstains from exercising or declines to exercise such jurisdiction or is without jurisdiction with respect to the Asset Purchase Agreement, Bid Procedures Order, or this Order, such abstention, refusal, or lack of jurisdiction shall have no effect upon, and shall not control, prohibit, or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

         13. The provisions of this Order are nonseverable and mutually dependent. This Order shall supersede any order previously issued by this Court that may be inconsistent herewith. In the event of a conflict between the provisions of this Order and Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall be determinative, except as to paragraph 16 herein.

         14. This Order shall inure to the benefit of and shall be binding upon the Debtor, the Buyer and their respective successors and assigns, including but not limited to any trustee, receiver, examiner or fiduciary that may be appointed in connection with this case or any other or other case involving the Debtor or its assets, whether under chapter 7 or chapter 11 of the Bankruptcy Code or otherwise.

         15. In accordance with section 1146(c) of the Bankruptcy Code, the making, delivery, filing or recording of any instruments of transfer to be recorded in accordance with the terms of this Order, the Asset Purchase Agreement and the exhibits thereto, shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax or similar tax.

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All filing and recording officers are hereby directed to accept for filing or recording all instruments of transfer to be filed and recorded in accordance with this Order, the Asset Purchase Agreement and the exhibits thereto, without the payment of any such taxes. This Court retains jurisdiction to enforce the foregoing direction, by contempt and otherwise.

         16. The Debtor and Aerovox de Mexico may extend the closing on the sale to Buyer to a date and time contemporaneous with the closing on the sale of assets of the Debtor to Parallax Power Components, LLC, provided that such extension shall not extend beyond June 28, 2002.

                                               BY/S/HONORABLE JOAN N. FEENEY
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                                               Honorable Joan N. Feeney
                                               United States Bankruptcy Judge

Dated:   Boston, MA
         June 7, 2002